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Exhibit 4.1

State of Delaware

Office of the Secretary of State

    I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF' "ESOFT, INC." AS RECEIVED AND FILED IN THIS OFFICE.

    THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

    CERTIFICATE OF INCORPORATION, FILED THE TWENTY-FOURTH DAY OF NOVEMBER, A.D. 1997, AT 11:30 O'CLOCK A.M.

    CERTIFICATE OF MERGER, CHANGING ITS NAME FROM "NEW ESOFT, INC." TO "ESOFT, INC.", FILED THE SEVENTEENTH DAY OF FEBRUARY, A.D. 1998, AT 1:45 O'CLOCK P.M.

    CERTIFICATE OF AMENDMENT, FILED THE FOURTEENTH DAY OF DECEMBER, A.D. 1998, AT 4:30 O'CLOCK P.M.

    CERTIFICATE OF AMENDMENT, FILED THE THIRD DAY OF OCTOBER, A.D. 2000, AT 2 O'CLOCK P.M.

    AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION.

[SEAL]
/s/ HARRIET SMITH WINDSOR Harriet Smith Windsor, Secretary of State
DATE: 11-30-01

CERTIFICATE OF INCORPORATION
OF
New eSOFT, INC.

ARTICLE I

    The name of the corporation is New eSoft, Inc. (the "Corporation.").

ARTICLE 2

    The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3

    The nature of the business of the Corporation and the purposes for which it is organized are to engage in any business and in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "GCL") and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.

ARTICLE 4

    Section 4.1  Authorized Shares.  The total number of shares that the Corporation shall have authority to issue is 50,000,000, all of which shall be designated common stock with a par value of $.01 per share.

    Section 4.2  Common Stock.  Each holder of common stock shall be entitled to one vote for each share of common stock held on all matters as to which holders of common stock shall be entitled to vote. Except as may be provided by the laws of the State of Delaware, the holders of common stock shall have exclusively all other rights of stockholders of the Corporation, including, but not by way of limitation: (i) the right to receive dividends, when, as and if declared by the board of directors out of assets lawfully available therefor and (ii) in the event of any distribution of assets upon the dissolution and liquidation of the Corporation, the right to receive ratably and equally all of the assets of the Corporation.

ARTICLE 5

    Section 5.1  Number of Directors.  The number of directors of the Corporation shall be fixed from time to time in the manner provided in the bylaws and may be increased or decreased from time to time in the manner provided in the bylaws.

    Section 5.2  Election and Term.  Election of directors need not be by written ballot except and to the extent provided in, the bylaws of the Corporation.

    Section 5.3  Vacancies.  Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office or a sole remaining director, even if less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the new directorship which was created or in which the vacancy occurred and until such director's successor shall have been elected and qualified.

ARTICLE 6

    The board of directors of the Corporation is expressly authorized to make, alter, or repeal the bylaws of the Corporation, but such authorization shall not divest or limit the stockholders' power to adopt, amend or repeal bylaws.

ARTICLE 7

    Section 7.1  Special Meetings.  Except as otherwise required by law, special meetings of the stockholders may be called only by the chairman of the board of directors, the president, a vice president or the board of directors pursuant to a resolution approved by a majority of the entire hoard of directors or a sole remaining director.

ARTICLE 8

    No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability for: (i) any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violations of Section 174 of the GCL or (iv) any transaction from which the director derived any improper personal benefit. If the GCL hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent provided or permitted by the amended GCL. Any repeal or modification of this Article shall not adversely affect any right or protection of a director under this Article, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article, prior to such repeal or modification.

ARTICLE 9

    Section 9.1  General.  The Corporation shall indemnify, to the fullest extent permitted by applicable law as from time to time may be in effect, any person against all liability and expense (including, but not limited to, attorneys' fees and settlement costs) incurred by reason of the fact that he is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association or other entity, or by reason of any action alleged to have been taken or omitted in such capacity. Expenses (including attorneys' fees) incurred in defending an action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action suit or proceeding to the fullest extent and under the circumstances permitted by the laws of the State of Delaware. The right to indemnification conferred upon such persons by this Article 9 shall be a contract right. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this Article. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Certificate of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, statute of otherwise and shall inure to the benefit of their heirs, executors and administrators. The provisions or this Article shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the board of directors or the stockholders may determine in a specific instance or by resolution of general application.

    Section 9.2  Presumptions and Effect of Certain Proceedings.

      A.  In making a determination with respect to entitlement to indemnification, the person or persons or entity making such determination shall presume that such person is entitled to indemnification under this Article and the Corporation shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

      B.  The termination of any proceeding or of any claim, issue or matter therein by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not

  (except as otherwise expressly provided in this Certificate of Incorporation or in the Corporation's bylaws) of itself adversely affect the right of any person to indemnification or create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that such person had reasonable cause to believe that his conduct was unlawful.

    Neither the amendment nor the repeal of this Article, nor the adoption of any provision of the Certificate of Incorporation of bylaws or of any statute inconsistent with this Article 9, shall eliminate or reduce the effect of this Article, in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE 10

    The Corporation shall have authority, to the fullest extent now or hereafter permitted by the GCL, or by any other applicable law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association, or other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorize the contract or transaction.

ARTICLE 11

    The names and mailing address of the person who will serve as director of the Corporation until his successors are elected and qualified or until his earlier resignation or removal is:

Name	Mailing Address
Philip L. Becker	15200 East Girard Ave., Suite 3000 Aurora, Colorado 80014

    IN WITNESS WHEREOF, I have executed this Certificate of Incorporation on the 24th of November, 1997.

/s/ JOY C. LLOYD Joy C. Lloyd Incorporator 370 Seventeenth Street, Suite 4700 Denver, Colorado 80201-0185

CERTIFICATE OF MERGER

    ESOFT, INC.
a Colorado Corporation

INTO

NEW eSOFT, INC.
a Delaware Corporation

    Pursuant to the Provisions of Section 252 of the Delaware General Corporation Law and Section 7-111-107 of the Colorado Business Corporation Act, the undersigned corporations certify that each has approved, adopted, certified, executed and acknowledged the following Certificate of Merger for the purpose of merging eSoft, Inc., a Colorado corporation ("Colorado Company"), with and into New eSoft Inc., a Delaware corporation ("Delaware Company").

    1.  On November 11, 1997, the Agreement and Plan of Merger (the "Merger Agreement") attached as Exhibit A hereto, was approved, adopted, certified and acknowledged by the board of directors of Colorado Company. On November 21, 1997 the Merger Agreement was approved, adopted, certified and acknowledged by the. board of directors of Delaware Company in the manner prescribed by the Delaware General Corporation Law. On February 10, 1998 the Merger Agreement was approved by the stockholders of Colorado Company in the manner prescribed by the Colorado Business Corporation Act.

    2.  The Certificate of Incorporation of Delaware Company shall be the Certificate of Incorporation of the surviving corporation without change or amendment, except that the name of New eSoft Inc. shall, upon effectiveness of the merger be changed to eSoft, Inc.

    3.  The name of the surviving corporation, therefore, shall be eSoft Inc., a Delaware corporation.

    4.  The executed Merger Agreement is on file at the principal place of business of Delaware Company, 5335 Sterling Drive, Suite C, Boulder, Colorado 80301.

    5.  A copy of the Merger Agreement will be furnished by Delaware Company upon request and without costs, to any stockholder of Delaware Company or Colorado Company.

    6.  The authorized capital of Colorado Company consists of 50,000,000 shares of Common Stock, $0.01 par value and 3,000,000 shares of preferred stock, $0.01 par value.

    Dated this 13th day of February, 1998.

ATTEST:	eSOFT, NC., a Colorado Corporation
/s/ REGIS A. FRANK Regis A. Frank, President	By:	/s/ PHILIP L. BECKER Philip L. Becker, Chairman and Chief Executive Officer
ATTEST:	NEW eSOFT, INC., a Delaware corporation,
/s/ REGIS A. FRANK Regis A. Frank, President	By:	/s/ PHILIP L. BECKER Philip L. Becker, Chairman and Chief Executive Officer

Exhibit A

AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger ("Agreement") dated February 10, 1998, is entered into between eSoft, Inc. a Colorado corporation ("Company") and New eSoft. Inc., a Delaware corporation ("Newcorp").

RECITALS

    A.  Company is a corporation duly organized and existing under the laws of the State of Colorado, having an authorized capitalization of 50,000,000 shares of common stock, $0.01 par value per share (the "Company Common Stock") and 3,000,000 share of preferred stock, $0.01 par value per share.

    B.  Newcorp is a corporation duly organized and existing under the laws of the State of Delaware, having authorized capitalization of 50,000,000 shares of common stock, $0.01 par value per share ("Newcorp Common Stock").

    C.  3,083,158 shares of Company Common Stock are issued and outstanding.

    D.  The Boards of Directors of Company and Newcorp have determined that it is advisable and in the best interests of Company and Newcorp that Company merge with and into Newcorp, as authorized by the statutes of the States of Delaware and Colorado, which permit such Merger, and upon the terms and subject to the conditions of this Agreement.

    E.  By resolutions duly adopted, the shareholders of Company have approved this Agreement and the Boards of Directors of Company and Newcorp have, by resolutions duly adopted, approved this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations. warranties and covenants herein contained, IT IS AGREED as follows:

    1.  Merger. On the terms set forth in this Agreement, Company shall be merged with and into Newcorp (the "Merger"), and Newcorp shall be the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation").

    2.  Converting Shares. Each share of Company Common Stock shall be converted into one fully paid and nonassessable share of Newcorp Common Stock. After the effective date of the Merger, each owner of an outstanding certificate or certificates representing shares of Company Common Stock shall be entitled, upon surrendering such certificate or certificates to the Surviving Corporation, to receive in exchange therefor a certificate or certificates representing an equivalent number of shares of stock of the Surviving Corporation. Until so surrendered, each outstanding certificate which, prior to the effective date of the merger, represented Company Common Stock shall be deemed, for all corporate purposes, to represent the ownership of Common Stock of the Surviving Corporation on the basis hereinbefore provided.

    3.  Governing Documents. The Certificate of incorporation of Newcorp, as in effect immediately prior to the Effective Date, shall be the Certificate of Incorporation of the Surviving Corporation without change or amendment except that the name of the Surviving Corporation shall, upon effectiveness of the merger be changed to eSoft, Inc. The bylaws of Newcorp, as in effect immediately prior to the Effective Date, shall be the bylaws of the Surviving Corporation without change or amendment until thereafter amended in accordance with such bylaws, the Certificate of Incorporation and Delaware law.

    4.  Succession; Officers and Directors. On the effectiveness of the Merger, the separate corporate existence of Company shall cease and Newcorp, as the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all restrictions, disabilities and duties of Company. All rights, privileges, powers and franchises of Company, and all property, real, personal and mixed, and all debts due to Company on whatever account, as well as for share subscriptions and all other things belonging to Company, shall be vested in the Surviving

Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of Company. The title to any real property or real estate vested by deed or otherwise in Company, shall not revert or be in any way impaired by reason of the Merger but shall be preserved unimpaired and all debts, liabilities and duties of Company shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by the Surviving Corporation. The members of the Board of Directors and the officers of Newcorp shall be those persons who were members of the Board of Directors and the officers, respectively, of the Company immediately prior to the effectiveness of the Merger, and such persons shall serve in such offices, respectively, for the terms provided by law or in the bylaws, or until their respective successors are elected and qualified. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Company, its shareholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of Newcorp and shall be as effective and binding thereon as the same were with respect to Company.

    5.  Further Assurances. From time to time, as and when required by Newcorp, or by its successors and assigns, there shall be executed and delivered on behalf of Company such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other actions as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Newcorp the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Company, and otherwise to carry out the purposes of this Agreement, and the officers and directors of Newcorp are fully authorized in the name and on behalf of Company or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

    6.  Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented at any time prior to the effectiveness of the Merger with respect to any of the terms contained in this Agreement.

    7.  Termination. At any time prior to the Effective Date. this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of Newcorp if circumstances arise which, in the opinion of the Board of Directors of Newcorp, make the Merger inadvisable.

    8.  Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware.

    9.  Acknowledgments. By executing his signature below, the Secretary of Newcorp hereby acknowledges that no vote of the stockholders of Newcorp is required under Section 251(f) of the Delaware General Corporation Law and that no shares of stock of Newcorp were issued prior to the adoption by the board of directors of Newcorp approving this Agreement.

    IN WITNESS WHEREOF, Company and Newcorp have caused the Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:		eSOFT, INC., a Colorado corporation
By:	/s/ REGIS A. FRANK Regis A. Frank, President	By:	/s/ PHILIP L. BECKER Philip L. Becker, Chairman and Chief Executive Officer
ATTEST:		New eSOFT, INC., a Delaware corporation
By:	/s/ REGIS A. FRANK Regis A. Frank, President	By:	/s/ PHILIP L. BECKER Philip L. Becker, Chairman and Chief Executive Officer

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

eSOFT, Inc.

    eSoft Inc., a corporation organized and existing under and by virtue of the General Corporation Law of State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

    I.  That pursuant to a Minutes of Action by Unanimous Written Consent dated as of September 18, 1998, the Board of Directors of the Corporation unanimously adopted the following resolution to amend the Corporation's Certificate of Incorporation (the "Amendment"):

  RESOLVED that Article "Four" of the Corporation's Certificate of Incorporation shall be amended to read:

    See Exhibit A attached.

    II.  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and helf upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

    III. The said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IV. That the Capital of the Corporation shall not be reduced under or by reason of the Amendment.

    IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Thomas R Tennessen, its Chief Financial Officer, this 9th day of December, 1998.

By:	[Signature Illegible]

EXHIBIT A

ARTICLE 4

    Section 4. Authorized Shares. The total number of shares that the Corporation shall have authority to issue is 55,000,000, of which 50,000,000 shall be designated common stock, with a par value of $.01 per share, and 5,000,000 shall be designated preferred stock, with a par value of $.01 per share.

    Section 4. Common Stock. Each holder of common stock shall be entitled to one vote for each share of common stock held on all matters as to which holders of common stock shall be entitled to vote. Except as may be provided by the laws of the State of Delaware, the holders of common stock shall have exclusively all other rights of stockholders of the Corporation, including, but not by way of limitation: the right to receive dividends, when, as and if declared by the board of directors out of assets lawfully available therefor and in the event of any distribution of assets upon the dissolution and liquidation of the Corporation, the right to receive ratable and equally all of the assets of the Corporation.

    Section 4.3 Preferred Stock. The board of directors of the Corporation is authorized to provide by resolution or resolutions for the issuance of the shares of preferred stock as a class or in series and, by filing a certificate of designation setting forth a copy of such resolution or resolutions, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers preferences, and rights of the shares of the class or of each such series and the qualifications, limitations and restrictions thereof. The authority of the board of directors with respect to the class or each series shall include, but not be limited to, determination of the following:

      A.  The number of shares constituting any series and the distinctive designation of that series;

      B.  The dividend rate on the shares of the class or of any series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the class or of that series;

      C.  Whether the class or any series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

      D.  Whether the class or any series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

      E.  Whether or not the shares of the class or of any series shall be redeemable and, if so, the terms and conditions of such redemption, including the date of dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

      F.  Whether the class or any series shall have a sinking fund for the redemption or purchase of shares of the class or of that series and, if so, the terms and amount of such sinking fund;

      G.  The rights of the shares of the class or of any series in the event of voluntary or involuntary dissolution or winding up of the corporation and the relative rights of priority, if any, of payment of shares of the class or of that series; and

      H.  Any other powers, preferences, rights qualifications, limitations, and restrictions of the class or of any series.

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

eSoft, Inc.

    eSoft, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

    FIRST:  The Board of Directors of the Corporation by unanimous written consent in lieu of a special meeting of the board of directors effective April 6, 2000, has adopted the following resolution proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation:

    RESOLVED, that Section 4 of Article 4 of the Certificate of Incorporation of the Corporation be amended to read as the follows:

      "Section 4. Authorized Shares. The total number of shares that the Corporation shall have authority to issue is 105,000,000, of which 100,000,000 shall be designated common stock, with par value of $.01 per share, and 5,000,000 shall be designated preferred stock, with a par value of $.01 per share."

    SECOND:  That the aforesaid amendment was duly adopted by the Corporation's Board of Directors and Stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, eSoft, Inc., a Delaware corporation has caused this Certificate to be signed by, Jeffrey Finn, Chief Executive Officer and President of the Corporation, this 28th day of September, 2000.

eSoft, Inc., a Delaware corporation
By:	/s/ JEFFREY FINN Jeffrey Finn Chief Executive Officer and President

CERTIFICATE OF DESIGNATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

(Pursuant to Section 151 of the
Delaware General Corporation Law)

    ESOFT, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Company"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on November 30, 2001:

    RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of its Amended Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $0.01 per share, of the Company and hereby states the designation and number of shares, and fixes the relative designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof (in addition to the provisions set forth in the Certificate of Incorporation of the Company, which are applicable to the Preferred Stock of all classes and series), as follows:

Series A Junior Participating Preferred Stock:

    Section 1.  Designation and Amount. One million (1,000,000) shares of Preferred Stock, $0.01 par value, are designated "Series A Junior Participating Preferred Stock" with the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions specified herein (the "Junior Preferred Stock"). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Junior Preferred Stock.

  Section 2.  Dividends and Distributions.

      (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of April, July, October and January in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $l.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

      (B) The Company shall declare a dividend or distribution on the Junior Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

      (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

    Section 3.  Voting Rights. The holders of shares of Junior Preferred Stock shall have the following voting rights:

      (A) Subject to the provision for adjustment hereinafter set forth, each share of Junior Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

      (B) Except as otherwise provided herein, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

      (C) Except as set forth herein, or as otherwise provided by law, holders of Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

  Section 4.  Certain Restrictions.

      (A) Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Company shall not:

         (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

        (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

       (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Preferred Stock; or

        (iv) redeem or purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

      (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

    Section 5.  Reacquired Shares. Any shares of Junior Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Amended Certificate of Incorporation, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

    Section 6.  Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Junior Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    Section 7.  Consolidation, Merger, Etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    Section 8.  No Redemption. The shares of Junior Preferred Stock shall not be redeemable.

    Section 9.  Rank. The Junior Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Company's Preferred Stock.

    Section 10.  Amendment. The Amended Certificate of Incorporation of the Company shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Junior Preferred Stock, voting together as a single class.

    IN WITNESS WHEREOF, the undersigned have executed this certificate as of December 3, 2001.

By:	/s/ JEFFREY FINN Jeffrey Finn President and Chief Executive Officer
By:	/s/ AMY BETH HANSMAN Amy Beth Hansman Secretary and Vice President of Finance

QuickLinks

State of Delaware Office of the Secretary of State
CERTIFICATE OF MERGER
Exhibit A
AGREEMENT AND PLAN OF MERGER
RECITALS
STATE OF DELAWARE CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF eSOFT, Inc.
EXHIBIT A ARTICLE 4
CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF eSoft, Inc.
CERTIFICATE OF DESIGNATION OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK (Pursuant to Section 151 of the Delaware General Corporation Law)